EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Perry Ellis International, Inc. on Form S-4 of our report on the consolidated financial statements of Salant Corporation and subsidiaries (“Salant”) dated March 6, 2003 contained on pages F-37 through F-71 in the Proxy Statement on Schedule 14A, dated May 19, 2003, of Perry Ellis International, Inc., insofar as such report relates to the financial statements of Salant as of December 28, 2002 and December 29, 2001 and for each of the three years in the period ended December 28, 2002 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

New York, NY

November 17, 2003